                                 UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549



                                 SCHEDULE 13G
                   Under the Securities Exchange Act of 1934



                              (Amendment No. 4)*


                          MERCURY GENERAL CORPORATION
                         -----------------------------
                               (Name of Issuer)



                          COMMON STOCK, NO PAR VALUE
                         ----------------------------
                          (Title of Class Securities)


                                   589400100
                                  -----------
                                (CUSIP Number)



     *The remainder of this cover page shall be filled out for a reporting person's filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

     The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                              Page 1 of 5 Pages
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                                 UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549



  CUSIP NO. 589400100
            ---------

------------------------------------------------------------------------------
 1     NAMES OF REPORTING PERSONS: GLORIA JOSEPH
       I.R.S. IDENTIFICATION NO. OF ABOVE PERSON:  N/A


------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
                                                                (b) [_]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION:
 4
      U.S.A.

------------------------------------------------------------------------------
                          SOLE VOTING POWER:
                     5
     NUMBER OF            9,161,600 Shares

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER:
   BENEFICIALLY      6
                          -0-
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER:
                     7
    REPORTING             9,161,600

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER:
       WITH:         8
                          -0-
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:
 9
      9,161,600 Shares

------------------------------------------------------------------------------
      CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
      (See Instructions)
10
      N/A

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9):
11
      16.6%

------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON (See Instructions):
12
      IN

------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!


                               Page 2 of 5 Pages

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                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549


Item 1(a).      Name of Issuer.
---------       --------------

                Mercury General Corporation

Item 1(b).      Address of Issuer's Principal Executive Offices.
---------       -----------------------------------------------

                4484 Wilshire Boulevard, Los Angeles, California 90010

Item 2(a).      Name of Person Filing.
---------       ---------------------

                Gloria Joseph

Item 2(b).      Address of Principal Business Office or, if none, Residence.
---------       -----------------------------------------------------------

                c/o Mercury General Corporation
                4484 Wilshire Boulevard, Los Angeles, California 90010

Item 2(c).      Citizenship.
---------       -----------

                U.S.A.

Item 2(d).      Title of Class of Securities.
---------       ----------------------------

                Common Stock, No Par Value

Item 2(e).      CUSIP Number.
---------       ------------

                589400100

Item 3.         If this statement is filed pursuant to rules 13d-1(b), or
------
                13d-2(b), check whether the person filing is a:  N/A

    (a)   [ ]   Broker or Dealer registered under Section 15 of the Act
    (b)   [ ]   Bank as defined in Section 3(a)(6) of the Act
    (c)   [ ]   Insurance Company as defined in Section 3(a)(19) of the Act
    (d)   [ ]   Investment Company registered under Section 8 of the Investment
                Company Act
    (e)   [ ]   Investment Adviser registered under Section 203 of the
                Investment Advisors Act of 1940
    (f)   [ ]   Employee Benefit Plan, Pension Fund which is subject to the provisions of the Employee Retirement Income Security Act of
                1974 or Endowment fund; see Rule 13d-1(b)(1)(ii)(F)
    (g)   [ ]   Parent Holding Company, in accordance with Rule 13d-
                1(b)(ii)(G) (Note: See Item 7)
    (h)   [ ]   Group, in accordance with Rule 13d-1(b)(1)(ii)(H)

                               Page 3 of 5 pages

Item 4.    Ownership.
------     ---------

     (a)   Amount Beneficially Owned:

           Gloria Joseph holds the record ownership of 9,160,000 shares. In addition, Gloria Joseph continues to be the beneficial owner of 1,600 shares held in trust for the benefit of her daughter. Gloria Joseph is the Trustee of such trust but no longer has an economic interest in the shares. The number of shares reflects the two-for-one stock splits of the common stock of Mercury General Corporation in September 1992 and September 1997.

     (b)   Percent of Class:

           16.6%

     (c)   Number of shares as to which such person has:

           (i)     sole power to vote or to direct the vote:

                   9,161,600 shares

           (ii)    shared power to vote or to direct the vote:

                   -0-

           (iii)   sole power to dispose or to direct the disposition of:

                   9,161,600

           (iv)    shared power to dispose or to direct the disposition of:

                   -0-

Item 5.    Ownership of Five Percent or Less of a Class.
------     --------------------------------------------

           N/A

Item 6.    Ownership of More than Five Percent on Behalf of Another Person.
------     ---------------------------------------------------------------

           N/A

Item 7.    Identification and Classification of the Subsidiary Which Acquired
------     ------------------------------------------------------------------
           the Security Being Reported on By the Parent Holding Company.
           ------------------------------------------------------------

           N/A

Item 8.    Identification and Classification of Members of the Group.
------     ---------------------------------------------------------

           N/A

                               Page 4 of 5 Pages
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Item 9.         Notice of Dissolution of Group.
------          ------------------------------

                N/A

Item 10.        Certification.
-------         -------------

                N/A

                                   SIGNATURE

                After reasonable inquiry and the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                                        2/13/98
                                                --------------------------
                                                          Date

                                                 /s/ Gloria Joseph
                                                --------------------------
                                                       Signature


                                                     Gloria Joseph
                                                --------------------------
                                                       Name/Title


                               Page 5 of 5 Pages